Exhibit 99.1

FOR IMMEDIATE RELEASE
Willbros Reports First Quarter 2010 Results
•	Fayetteville Express Pipeline (FEP) project now underway

•	Backlog grows 24 percent to $484 million

•	Guidance updated to reflect deal cost
HOUSTON, TX, MAY 10, 2010 — Willbros Group, Inc. (NYSE: WG) announced results for the first quarter 2010. For the first quarter of 2010, Willbros reported a loss from continuing operations of $13.0 million, or $0.33 per basic and diluted share, on revenue of $137.0 million. First quarter results were impacted by low levels of large diameter pipeline construction activity resulting in continued low revenue and the impact of the previously announced plan to retain key resources to execute the FEP project which is now underway. Earnings were also impacted by additional costs associated with high levels of bidding activity, charges related to the DOJ monitor and the InfrastruX transaction.
Randy Harl, President and Chief Executive Officer, explained, “Our first quarter results were impacted by expected low levels of activity in both U.S. and Canada pipeline construction and continued margin pressure in our Downstream segment. While we expected and communicated a slow start to 2010, we are beginning to see the expected significant ramp-up in the second quarter as we moved into the construction phase on FEP and continue executing turnaround services in our Downstream segment.
“Our short term focus is on building our backlog, which is up 24 percent over the previous quarter, rationalizing our cost structure to address a continuing tight refining market and integrating InfrastruX, after the expected close in the second quarter. The combination with InfrastruX presents us with multiple cross selling opportunities to both grow our gas infrastructure activity and expand our integrated service offering to the electric transmission and distribution markets. We continue to expect our contract awards to improve throughout 2010 and we are experiencing an increase in inquiries in our engineering units in both the Upstream and Downstream Oil & Gas segments. We believe recent awards and rising steel and end product prices support our view that we are at or near the bottom of the cycle for our industry. Our diversified service offerings and breadth of geographic market coverage should enable us to grow both our top line and earnings going forward. Also, a key differentiator for Willbros is our international experience and our ability to redeploy our resources to the most attractive global markets, including Australia, where we have bids outstanding and prospects exceeding $3 billion.”
Segment Operating Results
The Upstream Oil & Gas segment reported an operating loss for the first quarter of $11.8 million on revenue of $76.5 million. Operating results were impacted by costs for resources held to perform the Fayetteville Express Pipeline project, which is now underway, a high level of bidding activity, and, in Canada, the delay of a project which was expected to be performed in the first quarter. Positive performance in the oil sands region of Canada and services in Oman partially offset the costs incurred in

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North America pipeline construction. The Downstream Oil & Gas segment reported an operating loss of $9.0 million on revenue of $60.5 million. The Downstream segment continues to experience delays to previously booked maintenance activities and an absence of capital projects. In the first quarter of 2010, the Government Services unit has won new assignments and tank services won its first API storage tank project in Canada.
Backlog(3)
At March 31, 2010, Willbros reported backlog from continuing operations of $484.4 million compared to $391.7 million at December 31, 2009; approximately 44 percent of backlog was recurring services contracts
InfrastruX Acquisition
The InfrastruX acquisition is anticipated to close in the second quarter. Willbros management believes the combination with InfrastruX will accelerate growth objectives and improve visibility due to a high level of recurring services, increased diversity and cross-selling opportunities. Randy Harl, President and Chief Executive Officer, explained, “InfrastruX generates about 70 percent of its revenue from master service agreements (MSA’s), and these agreements are the product of long and deep relationships of over 50 years with certain customers. In addition to the recurring annual revenue generated by MSA’s, bid work for these same customers also benefits from a high win rate due to familiarity with their systems and requirements, and knowledge of execution costs on their systems. We also believe the opportunity to gain scale and capability for the anticipated increase in construction of electric transmission projects through leveraging the Texas Competitive Renewable Energy Zones (“CREZ” a large electric transmission project) assignments for Oncor is analogous to our recent experience developing large diameter pipeline construction capability in the period prior to 2008 to prepare for the robust build-out of pipeline infrastructure. This should position us, in combination with our project management and engineering skill sets, to competitively address the anticipated $50 billion market for large electric transmission projects. Additionally, InfrastruX’s Pittsburgh-based operations position us to deliver our combined service capability to address the developing Marcellus Shale and further support our alliance agreement with NiSource. The pending acquisition of InfrastruX is a result of the implementation of our strategy which we have been communicating over the past three years.”
Guidance
Van Welch, Chief Financial Officer, updated earnings guidance for 2010: “In our March earnings call, we projected Willbros annualized revenue between $1.0 billion to $1.2 billion, with associated annualized earnings between $0.40 and $0.50 cents per diluted share which excluded any InfrastruX deal cost. We now estimate deal cost of $4 million prior to closing and therefore adjust our guidance on annualized earnings to a range of $0.35 to $0.45 per diluted share.”

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
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Willbros	713-403-8035
713-403-8038

Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, May 11, 2010 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. First Quarter 2010 Earnings Conference Call
When:	Tuesday, May 11, 2010 — 9:00 a.m. Eastern Time
Where:	Live via phone by dialing 888-218-8176 or 913-312-0392, passcode 4848212, and asking for the Willbros call at least 10 minutes prior to the start time.
Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.
A telephonic replay of the conference call will be available through May 25, 2010 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 4848212. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; the disruptions to the global credit markets; the current global recession; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; the refinery crack spread and planned refinery outages and upgrades; the effective tax rate of the different countries where the work is being conducted; and development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

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WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended
	March 31
	2010	2009
Income Statement
Contract revenue
Upstream O&G	$76,501	$388,489
Downstream O&G	60,495	75,437

	136,996	463,926

Operating expenses
Upstream O&G	88,267	362,234
Downstream O&G	69,511	75,597

	157,778	437,831

Operating income (loss)
Upstream O&G	(11,766)	26,255
Downstream O&G	(9,016)	(160)

Operating income (loss)	(20,782)	26,095

Other expense
Interest — net	(2,107)	(2,104)
Other — net	1,971	325

	(136)	(1,779)

Income (loss) from continuing operations before income taxes	(20,918)	24,316
Provision (benefit) for income taxes	(8,140)	8,240

Income (loss) from continuing operations	(12,778)	16,076
Income (loss) from discontinued operations net of provision for income taxes	(270)	160

Net income (loss)	(13,048)	16,236
Less: Income attributable to noncontrolling interest	(256)	(747)

Net income (loss) attributable to Willbros Group, Inc.	$(13,304)	$15,489

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(13,034)	$15,329
Income (loss) from discontinued operations	(270)	160

Net income (loss) attributable to Willbros Group, Inc.	$(13,304)	$15,489

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.33)	$0.40
Discontinued operations	(0.01)	—

	$(0.34)	$0.40

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.33)	$0.39
Discontinued operations	(0.01)	—

	$(0.34)	$0.39

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(255)	$57,103
Investing activities	(3,112)	(3,140)
Financing activities	(5,378)	(6,827)
Foreign exchange effects	843	(639)
Discontinued operations	(33)	1,201

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	Three Months Ended
	March 31
	2010	2009
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	38,942	38,564
Diluted	38,942	43,552
EBITDA(1)	$(10,594)	$36,902
Capital expenditures	5,805	3,185

Reconciliation of Non-GAAP Financial Measure

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$(13,034)	$15,329
Interest — net	2,107	2,104
Provision (benefit) for income taxes	(8,140)	8,240
Depreciation and amortization	8,473	11,229

EBITDA	(10,594)	36,902

Stock based compensation	2,010	3,675
Restructuring and reorganization costs	(181)	4,834
Acquisition related costs	796	93
(Gains) losses on sales of equipment	(1,605)	(26)
DOJ monitor costs	3,324	—

Adjusted EBITDA (2)	$(6,250)	$45,478

Balance Sheet Data	3/31/2010	12/31/2009

Cash and cash equivalents	$190,839	$198,774
Working capital	231,852	297,294
Total assets	720,317	728,378
Total debt	112,769	104,037
Stockholders’ equity	477,808	487,196

Backlog Data (3)
By Reporting Segment
Upstream O&G	$351,900	$245,586
Downstream O&G	132,483	146,156

	$484,383	$391,742

By Geographic Area
North America	$436,058	$368,447
Middle East & North Africa	48,325	23,295

	$484,383	$391,742

(1)	EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)	Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.
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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038